EXHIBIT 10.111

                    TERMINATION AND MUTUAL RELEASE AGREEMENT


     THIS TERMINATION AND MUTUAL RELEASE AGREEMENT (the "Agreement") is entered into effective as of this 1st day of September, 1996, by and between Biomune Systems, Inc., a Nevada corporation (the "Company"), on the one hand, and Aurora Capital Corp., a New York corporation ("Aurora Capital"), and Aurora Consultants, L.L.C., a New York limited liability company ("Aurora Consultants"), on the other hand. The Company, Aurora Capital and Aurora Consultants are referred to herein, collectively, as the "Parties".

                                    Recitals:

     A. WHEREAS, the Company and Aurora Consultants entered into an Engagement Letter dated December 14, 1995 (the "Consulting Agreement"), pursuant to which Aurora Consultants agreed to provide the Company with certain consulting services;

     B. WHEREAS, in connection with the Consulting Agreement, the Company and Aurora Consultants entered into an Understanding of Confidentiality also dated December 14, 1995 (the "Confidentiality Agreement"), pursuant to which Aurora Consultants agreed, for and on behalf of itself and its advisors, officers, directors, partners, members and affiliates, to keep all information furnished by the Company after the date thereof confidential;

     C. WHEREAS, the Company and Aurora Capital entered into a Letter Agreement dated March 28, 1996 (the "Letter Agreement"), which Letter Agreement had attached thereto a Proposed Term Sheet also dated March 28, 1996 (the "March 28, 1996 Term Sheet"), both of which related to a proposed private placement financing transaction by the Company for which Aurora Capital was to have acted as the placement agent (the "Private Placement");

     D. WHEREAS, subsequent to entering into the Letter Agreement and the March 28, 1996 Term Sheet, the Company and Aurora Capital negotiated a Proposed Term Sheet dated May 9, 1996 (the "May 9, 1996 Term Sheet"), which May 9, 1996 Term Sheet superseded in its entirety the March 28, 1996 Term Sheet;

     E. WHEREAS, the Letter Agreement and the May 9, 1996 Term Sheet together reflect the proposed terms of the Private Placement and together are referred to in this Agreement as the "Placement Agreement";

     F. WHEREAS, by letter to Aurora Capital dated September 5, 1996, the Company notified Aurora Capital that it was terminating the Placement Agent, the Private Placement and Aurora Capital as the placement agent thereof effective immediately;

     G. WHEREAS, the Company and Aurora Capital desire to enter into this Agreement in order to formerly terminate their relationship and the Placement Agreement;

     H. WHEREAS, pursuant to the March 28, 1996 Term Sheet, the Company and Aurora Capital agreed that Aurora Consultants would suspend its consulting activities under the Consulting Agreement and that the Company would suspend its payment obligations thereunder from March 28, 1996 through the final closing of the Private Placement;

     I. WHEREAS, pursuant to the May 9, 1996 Term Sheet, the Company and Aurora Capital further agreed that Aurora Consultants would suspend its consulting activities under the Consulting Agreement and that the Company would suspend its payment obligations thereunder from May 9, 1996 through the final closing of the Private Placement; and

     J. WHEREAS, the Company and Aurora Consultants now desire to reinstate the Consulting Agreement effective as of October 1, 1996.

     NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

          1. Release of Aurora Capital by the Company. The Company does hereby forever release, discharge, cancel and waive, for itself and its heirs, executors, administrators and assigns, Aurora Capital and its successors, assigns, officers, directors, shareholders, agents and representatives of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, costs, expenses and liability (collectively, "Claims") of any nature whatsoever, fixed or contingent, that the Company now has, may have or may hereafter have against Aurora Capital or any of its successors, assigns, officers, directors, shareholders, agents or representatives arising out of, or by reason of, any cause, matter or thing whatsoever existing as of the effective date of this Agreement, including, but not limited to, any claims, demands or causes of action arising out of or relating in any manner whatsoever to the Private Placement or any other document, instrument, agreement or action associated with the Private Placement (collectively, the "Private Placement Documents"). The Company further covenants and agrees not to institute or cause to be instituted any legal proceeding or administrative action against Aurora Capital or any of its successors, assigns, officers, directors, shareholders, agents or representatives based upon the Private Placement or any of the Private Placement Documents under any federal, state or local law, rule, statute or regulation premised upon any legal theory or claim whatsoever, including, but not limited to, breach of contract, tort, personal injury, fraud or deceit, including any rights or claims the Company may have based on a violation or breach of any of the Private Placement Documents, express or implied.

          2. Release of the Company by Aurora Capital. Aurora Capital does hereby forever release, discharge, cancel and waive, for itself and its heirs, executors, administrators and assigns, the Company and its successors, assigns, officers, directors, shareholders, agents and representatives of and from any and all Claims of any nature whatsoever, fixed or contingent, that Aurora Capital now has, may have or may hereafter have against the Company or any of its successors, assigns, officers, directors, shareholders, agents or representatives arising out of, or by reason of, any cause, matter or thing whatsoever existing as of the effective date of this Agreement, including, but not limited to, any claims, demands or causes of action arising out of or relating in any manner whatsoever to the Private Placement or the Letter Agreement, the March 28, 1996 Term Sheet, the May 9, 1996 Term Sheet, the Confidential Private Placement Memorandum related to the Private Placement or the Private Placement Documents. Aurora Capital further covenants and agrees not to institute or cause to be instituted any legal proceeding or administrative action against the Company or any of its successors, assigns, officers, directors, shareholders, agents or representatives based upon the Private Placement or any of the Private Placement Documents under any federal, state or local law, rule, statute or regulation premised upon any legal theory or claim whatsoever, including, but not limited to, breach of contract, tort, personal injury, fraud or deceit, including any rights or claims Aurora Capital may have based on a violation or breach of any of the Private Placement Documents, express or implied.

          3. Settlement of Private Placement Expenses. As of the date of this Agreement, the Company has paid to Aurora Capital and/or its counsel, Todtman, Young, Tunick, Nachamie, Hendler & Spizz, P.C., in connection with the necessary due diligence on the Company and the preparation of the Confidential Private Placement Memorandum related to the Private Placement, amounts totaling in excess of $100,000. In consideration for Aurora Capital's execution of this Agreement, the Company herewith relinquishes all rights and claims to all amounts previously paid or advanced to Aurora Capital and/or its counsel in connection with the Private Placement or pursuant to the Private Placement Documents. Accordingly, the Company and Aurora Capital agree that the Company will not be obligated to pay any additional costs or expenses incurred by Aurora Capital, its counsel or any other person or entity in connection with the Private Placement Documents, the Private Placement or the offering of shares of the Company's Common Stock pursuant to the Confidential Private Placement Memorandum that have not heretofore been paid by the Company, and the Company and Aurora Capital further agree that Aurora Capital shall solely be responsible for all of such costs and expenses except for $3540.65 of direct out-of-pocket expenses incurred by Aurora Capital Corporation which the Company hereby agrees to reimburse upon presentation of receipts in like amount. The Company and Aurora Capital Corporation acknowledge that the escrow agent has waived any fees associated with the escrow agreement. The Company acknowledges that it has paid all amounts due in respect of this printing of the documents associated with the terminated offering and that such payments were and directly to the printer. Aurora Capital agrees not to seek or make any claims against the Company for any additional compensation, costs, expenses, interest, fees, commissions, assessments or lost fees or commissions.

          4. Reinstatement of Consulting Agreement. In the March 28, 1996 Term Sheet, the Company and Aurora Capital agreed that Aurora Consultants (which is an affiliate of Aurora Capital) would suspend its consulting activities under the Consulting Agreement and that the Company would suspend its payment obligations thereunder from March 28, 1996 through the final closing of the Private Placement. Accordingly, as of March 28, 1996, Aurora suspended its consulting activities under the Consulting Agreement and the Company suspended its payment obligations thereunder. Aurora Consultants and the Company hereby agree that the Consulting Agreement has been suspended for a total of six (6) months (i.e., April 1996 through September 30, 1996) pursuant to the March 28, 1996 Term Sheet and, therefore, that the Consulting Agreement shall be extended by six (6) months (i.e., through June 30, 1997). Thus, Aurora Consultants agrees to resume performing consulting services for the Company pursuant to the Consulting Agreement as of September 6, 1996 and the Company agrees to resume paying Aurora Consultants $5,000 per month beginning October 1, 1996 except as to a pro-rated amount for September 1996. Other than the six (6) month extension provided by the March 28, 1996 Term Sheet, the Consulting Agreement shall otherwise remain in full force and effect as originally executed. A copy of the Consulting Agreement is attached hereto as Exhibit "A". Aurora Consultants hereby understands that as special consulting and financial projects become necessary on which the Company deems the services and expertise of Aurora Consultants (or any of its affiliates) will be of value or use, the Company may, in its discretion, solicit the assistance and services of Aurora Consultants (or its affiliate), in which event a separate written contract for such services will be entered into between the Company and Aurora Consultants (or its affiliate), thus potentially giving Aurora Consultants the ability to increase its consulting income from the amount set forth above. Aurora Consultants and the Company hereby acknowledge that Aurora Consultants was previously issued the 30,000 warrants referenced in the Consulting Agreement and, accordingly, will not be entitled to any additional warrants for shares of the Company's Common Stock.

          5. Severability; Entire Agreement. If any provision of this Agreement is held by a court or tribunal of competent jurisdiction to be invalid, void or unenforceable for any reason whatsoever, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner. This Agreement constitutes the sole and entire agreement between the Parties and supersedes any and all understandings and agreements made prior thereto. This Agreement specifically terminates the Private Placement Documents in their entirety. There are no collateral understandings, representations or agreements between the parties hereto other than those contained herein.

          6. Jurisdiction and Governing Law. With respect to any suit, action or proceeding relating to this Agreement, the Confidentiality Agreement or the Consulting Agreement, the Parties irrevocably agree that any such proceeding shall be submitted to the exclusive jurisdiction of the courts of the State of Utah located in the County of Salt Lake and the United States District Court for the District of Utah and that any and all objections that any of the Parties may have at any time to the laying of venue of any such proceeding brought in any such court, is hereby waived, including but not limited to, the objections that such proceeding has been brought in an inconvenient forum or that the court lacks jurisdiction.

          7. Miscellaneous. The above Recitals and all Exhibits attached hereto are deemed to be incorporated in this Agreement by reference. After the effective date of this Agreement, none of the Parties shall take any action related to the Private Placement, including, but not limited to, the making of any oral or written statement, that damages the reputation of any of the other Parties. Both the Confidentiality Agreement and the Consulting Agreement shall continue in full force and effect as originally executed except as specifically modified by this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:                               AURORA CAPITAL:

BIOMUNE SYSTEMS, INC., a                   AURORA CAPITAL CORP., a New York
Nevada corporation                         corporation


By: /s/  David G. Derrick                  By: /s/  Jeff Eliot Margolis
         --------------------------            --------------------------
      David G. Derrick                         Jeff Eliot Margolis
      Its:  Chief Executive Officer            Its:  Chief Executive Officer

                                           AURORA CONSULTANTS:

                                           AURORA CONSULTANTS, L.L.C., a
                                           New York limited liability company


                                           By:   /s/  Jeff Eliot Margolis
                                                 Jeff Eliot Margolis
                                                 Its:  President and Managing
                                                         Member


ATTACHED EXHIBIT:
      -  Exhibit  "A" -- Consulting Agreement